Exhibit 99.1

VBI Vaccines Reports Third Quarter 2022 Financial Results and Provides Corporate Update

●	Q3 marked a meaningful quarter for partnerships with a recently announced prophylactic hepatitis B commercialization collaboration in certain European countries with Valneva, and a clinical collaboration in glioblastoma with Agenus
●	PreHevbrio™ [Hepatitis B Vaccine (Recombinant)], launched in the U.S. at the end of Q1 2022, is advancing through commercial stage gates required to enable broad access to the vaccine
●	First clinical study of VBI-2901 initiated in September 2022 – multivalent candidate designed to increase breadth of protection against COVID-19 and coronaviruses
●	Upsized and refinanced debt facility of up to $100 million with K2 HealthVentures announced in September 2022
●	$83.6 million in cash at the end of Q3 2022

CAMBRIDGE, Mass. (November 10, 2022) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced financial results for the third quarter ended September 30, 2022, and provided a corporate update.

Jeff Baxter, VBI’s President and CEO commented:

“Our second quarter of the U.S. launch of PreHevbrio saw continued progress as our field teams worked to raise awareness of the new CDC adult hepatitis B (HBV) vaccination recommendations and the value proposition of our differentiated 3-antigen HBV vaccine. The launch is proceeding as planned, and we are pleased with the increased excitement, clinical demand, and overall reception our field teams have received. We have continued the implementation of critical market access and contracting infrastructure, all of which are key pieces of the initial groundwork needed to support mid-term commercial success.

“Outside of the U.S., we were very pleased to announce a marketing and distribution partnership with Valneva in certain European countries, and we look forward to working with their team to provide access to PreHevbri in these countries beginning in early 2023. For the rest of our pipeline, we continue to advance our lead candidates targeting chronic HBV, glioblastoma (GBM), and coronaviruses, and look forward to the anticipated meaningful clinical readouts and regulatory milestones in each program.”

Recent Key Program Achievements and Projected Upcoming Milestones

Hepatitis B (HBV)

Prophylactic Hepatitis B Vaccine

●	Notable commercial achievements for PreHevbrio in the U.S. over the past several months include:

●	70% of Medicare-insured lives, 70% of commercially insured lives, and 60% of lives under state Medicaid plans are estimated to have coverage in place for the PreHevbrio specific Current Procedural Terminology (CPT) code
●	Sales have been recorded in over 90% of our target territories

●	September 2022: Following marketing authorization in the European Union/European Economic Area and in the United Kingdom, under the brand name PreHevbri® [Hepatitis B vaccine (recombinant, adsorbed)], VBI and Valneva announced a marketing and authorization partnership in select European markets – these markets initially include the U.K., Sweden, Norway, Denmark, Finland, Belgium, and the Netherlands
●	Beginning early 2023: VBI and Valneva expect to make PreHevbri available in certain European countries
●	Regulatory filing under review by Health Canada

VBI-2601 (BRII-179): HBV Immunotherapeutic Candidate

●	Year-end 2022: Interim topline data expected from Phase 2 human proof of concept combination study evaluating safety and efficacy of VBI-2601 (BRII-179) with BRII-835 (VIR-2218), an HBV-targeting siRNA
●	Q3 2023: Interim topline results expected from part one of the two-part Phase 2a/2b combination study evaluating VBI-2601 (BRII-179) as an add-on to existing pegylated interferon (PEG-IFN-α) and nucleos(t)ide reverse transcriptase inhibitor (Nrtl) therapy in non-cirrhotic chronic HBV patients

Glioblastoma (GBM)

VBI-1901: Cancer Vaccine Immunotherapeutic Candidate

●	Early 2023: Expected initiation of next phase of development in recurrent GBM setting, aiming to expand the number of patients in the ongoing Phase 1/2a study and adding a randomized control arm, with the potential for accelerated approval based on tumor response rates and improvement in overall survival
●	Early 2023: Evaluation of VBI-1901 in combination with Agenus’ anti-PD-1, balstilimab, in the primary GBM setting expected to initiate as part of the Individualized Screening Trial of Innovative Glioblastoma Therapy (INSIGhT), a Phase 2 adaptive platform trial

COVID-19 & Coronaviruses

VBI-2901: Multivalent Coronavirus Vaccine Candidate

●	Mid-year 2023: Interim data expected from Phase 1 study of VBI-2901, subject to speed of enrollment

Additional Corporate Updates

●	Management Appointment: John Dillman appointed as VBI’s Chief Commercial Officer in July 2022
●	Debt Financing: In September 2022, VBI closed a refinanced and upsized debt facility of up to $100 million with existing lender, K2 HealthVentures (K2HV), adding $20 million of non-dilutive funding to the balance sheet

Third Quarter 2022 Financial Results

●	Cash Position: VBI ended the third quarter of 2022 with $83.6 million in cash compared with $121.7 million in cash as of December 31, 2021.
●	Revenue: Revenue, net for the third quarter of 2022 was $0.3 million, compared to $0.1 million for the same period in 2021. The increase was due to an increase in U.S. product revenue related to the launch of PreHevbrio in the U.S.
●	Cost of Revenue: Cost of revenues was $2.7 million in the third quarter of 2022 as compared to $2.5 million in the third quarter of 2021. The increase was due primarily to manufacturing costs for our 3-antigen HBV vaccine related to inventory build for the U.S. market and preparation for European launches.
●	Research and Development (R&D): R&D expenses for the third quarter of 2022 were $5.0 million compared to $3.0 million for the same period in 2021. R&D expenses were offset by $2.4 million in the third quarter of 2022 and $5.1 million in the third quarter of 2021 due to government grants and funding arrangements. The increase in R&D expenses was mainly driven by the advancement of VBI-1901 as we prepare for the next clinical studies in recurrent and primary GBM patients.
●	General and Administrative (G&A): G&A expenses for the third quarter of 2022 were $14.2 million compared to $9.7 million for the same period in 2021. The increase in G&A expenses, partially offset by government grants and funding arrangements, was a result of the increased commercial activities related to PreHevbrio, most notably the deployment of our promotional field team and development of our distribution infrastructure. Additional increased costs include increased insurance costs, increased professional costs, and increased labor costs.
●	Net Cash Used in Operating Activities: Net cash used in operating activities for the nine months ended September 30, 2022 was $54.7 million, compared to $21.4 million for the same period in 2021. The increase was largely due to commercial expenses for the launch of PreHevbrio in the U.S., a decrease in net change in operating working capital related to purchase of inventory for commercial production of PreHevbrio, and $18.4 million of cash advanced from CEPI pursuant to the CEPI Funding Agreement during the nine months ended September 30, 2021, compared to $1.0 million cash advanced from the CEPI Funding Agreement for the same period in 2022.
●	Net Loss and Net Loss Per Share: Net loss and net loss per share for the third quarter of 2022 were $25.2 million and $0.10, respectively, compared to a net loss of $15.9 million and a net loss per share of $0.06 for the third quarter of 2021.
●	Net Loss and Net Loss Per Share, Excluding Foreign Exchange Loss: Net loss and net loss per share, excluding foreign exchange loss, for the third quarter of 2022 were $22.5 million and $0.09, respectively, compared to a net loss and a net loss per share, excluding foreign exchange loss, of $16.0 million and $0.06 for the third quarter of 2021. Foreign exchange loss for the third quarter of 2022 was $2.7 million as compared to a gain of $0.2 million for the third quarter of 2021. Certain intercompany loans between VBI Vaccines Inc. and our subsidiaries are denominated in a currency other than the functional currency of each entity. The primary driver of the increase in foreign exchange loss was the impact of the relative strengthening of the U.S. and Canadian Dollars against the New Israeli Shekel upon translation of these intercompany loans.

Use of Non-GAAP Financial Measures

Net Loss Excluding Foreign Exchange Loss and Net Loss per Share Excluding Foreign Exchange Loss are non-GAAP financial measures. VBI’s management believes that the presentation of Net Loss Excluding Foreign Exchange Loss and Net Loss per Share Excluding Foreign Exchange Loss is useful to investors because management does not consider foreign exchange loss, which is primarily driven by changes in exchange rates related to certain intercompany loans, when evaluating VBI’s operating performance. Non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. The presentation of these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. Reconciliations of the Company’s non-GAAP measures are included below.

The following represents a reconciliation of Net Loss to Net Loss Excluding Foreign Exchange Loss and Net Loss per Share Excluding Foreign Exchange Loss.

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
	(Unaudited, in 000’s except share and per share amounts)
Net Loss	$(25,209)	$(15,847)	$(92,162)	$(50,970)
Foreign exchange (loss) gain	(2,693)	203	(28,982)	(127)
Net loss excluding foreign exchange loss	$(22,516)	$(16,050)	$(63,180)	$(50,843)

Weighted-average number of shares	258,257,494	256,360,356	258,257,229	254,055,707
Net loss per share excluding foreign exchange loss	$(0.09)	$(0.06)	$(0.24)	$(0.20)

About PreHevbrio™

VBI’s hepatitis B vaccine is the only 3-antigen hepatitis B vaccine, comprised of the three hepatitis B surface antigens of the hepatitis B virus – S, pre-S1, and pre-S2. It is approved for use in the United States, European Union/European Economic Area, United Kingdom, and Israel. The brand names for this vaccine are: PreHevbrio™ (US), PreHevbri™ (EU/EEA, UK), and Sci-B-Vac® (Israel).

Please visit www.PreHevbrio.com for U.S. Important Safety Information for PreHevbrio™ [Hepatitis B Vaccine (Recombinant)], or please see U.S. Full Prescribing Information.

U.S. Indication

PreHevbrio is indicated for prevention of infection caused by all known subtypes of hepatitis B virus. PreHevbrio is approved for use in adults 18 years of age and older.

U.S. Important Safety Information (ISI)

Do not administer PreHevbrio to individuals with a history of severe allergic reaction (e.g. anaphylaxis) after a previous dose of any hepatitis B vaccine or to any component of PreHevbrio.

Appropriate medical treatment and supervision must be available to manage possible anaphylactic reactions following administration of PreHevbrio.

Immunocompromised persons, including those on immunosuppressant therapy, may have a diminished immune response to PreHevbrio.

PreHevbrio may not prevent hepatitis B infection, which has a long incubation period, in individuals who have an unrecognized hepatitis B infection at the time of vaccine administration.

The most common side effects (> 10%) in adults age 18-44, adults age 45-64, and adults age 65+ were pain and tenderness at the injection site, myalgia, fatigue, and headache.

There is a pregnancy exposure registry that monitors pregnancy outcomes in women who received PreHevbrio during pregnancy. Women who receive PreHevbrio during pregnancy are encouraged to contact 1-888-421-8808 (toll-free).

To report SUSPECTED ADVERSE REACTIONS, contact VBI Vaccines at 1-888-421-8808 (toll-free) or VAERS at 1-800-822-7967 or www.vaers.hhs.gov.

Please see Full Prescribing Information.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

News and Resources: http://www.vbivaccines.com/news-and-resources/

Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic and the ongoing effects of the COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to successfully manufacture and commercialize PreHevbrio/PreHevbri; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of pipeline candidates and the commercialization of PreHevbrio/PreHevbri; the ability to obtain appropriate or necessary regulatory approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 7, 2022, and filed with the Canadian security authorities at sedar.com on March 7, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Vaccines Inc. and Subsidiaries

Selected Condensed Consolidated Balance Sheet

(In Thousands)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Cash and cash equivalents	$83,550	$121,694
Accounts receivable, net	132	8
Inventory, net	5,796	2,576
Prepaid expenses and other current assets	6,738	6,006
Total current assets	96,216	130,284
Property and equipment, net	11,149	11,037
Intangible assets, net	57,727	62,091
Goodwill	2,104	2,261
Other non-current assets	4,814	4,603
Total Assets	$172,010	$210,276

Liabilities and stockholder’s equity
Accounts payable	$11,666	$4,280
Other current liabilities	23,015	28,306
Total current liabilities	34,681	32,586
Total non-current liabilities	53,512	33,808
Total liabilities	88,193	66,394
Total stockholders’ equity	83,817	143,882
Total liabilities and stockholders’ equity	$172,010	$210,276

VBI Vaccines Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In Thousands Except Share and Per Share Amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
	(Unaudited)
Revenues, net	$317	$107	$789	$550
Operating expenses
Cost of revenue	2,672	2,466	7,948	7,511
Research and development	4,983	2,972	12,988	14,392
General and administrative	14,220	9,693	40,234	25,807
Total operating expenses	21,875	15,131	61,170	47,710
Loss from operations	(21,558)	(15,024)	(60,381)	(47,160)
Interest income (expense), net	(958)	(1,026)	(2,799)	(3,683)
Foreign exchange gain (loss)	(2,693)	203	(28,982)	(127)
Loss before income taxes	(25,209)	(15,847)	(92,162)	(50,970)
Income tax benefit	-	-	-	-
Net Loss	$(25,209)	$(15,847)	$(92,162)	$(50,970)
Basic and diluted net loss per share	$(0.10)	$(0.06)	$(0.36)	$(0.20)
Weighted-average number of shares used to compute basic and diluted net loss per share	258,257,494	256,360,356	258,257,229	254,055,707
Other comprehensive income (loss)	(494)	(1,607)	23,845	106
Comprehensive Loss	$(25,703)	$(17,454)	$(68,317)	$(50,864)

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com